November 5, 1997

Mr. Thomas A. Curtin
12 Stoney Stream Lane
Littleton, MA 01460

Dear Mr. Curtin:

     I am writing to outline the terms of your employment by The WellCare Management Group, Inc. ("WellCare" or the "Company") as Vice President of Sales and Marketing, effective September 24, 1997. This offer of employment is contingent, of course, upon your successful completion of all facets of WellCare's pre-employment screening process. If you accept our offer, and any part of the screening process proves unsatisfactory to WellCare, we reserve the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits.

     1. Your employment by WellCare is "at-will" and may be terminated by either you or WellCare at any time, for any reason. In the event you exercise your rights under this paragraph 1 to terminate your employment, you shall provide ninety (90) days prior written notice to the Company. You will abide by and be subject to all WellCare policies and procedures, including those contained in the WellCare Employee Manual as may be amended from time to time at the sole discretion of WellCare.

     2. Your base salary will be $140,000 per annum payable in periodic installments in accordance with WellCare's regular payroll practices. You are expected to devote your full time and best efforts to your work for WellCare.

     3. You will be eligible to receive an annual bonus. From the commencement of your employment through December 31, 1997, the maximum achievable bonus shall be $5,000. Commencing January 1, 1998, the maximum achievable annual bonus shall be $20,000, payable in arrears on a quarterly basis. The issuance and amount of your bonus shall be determined at the sole discretion of the President and/or Chief Executive Officer of the Company based upon objective performance criteria including, without limitation, your recruitment of new salespersons; opening new markets; developing new products; creating and implementing new advertising campaigns; and creating and implementing a specific goal- oriented plan.

     You will be eligible to receive an annual incentive payment at the sole discretion of the President and/or the Chief Executive Officer of the Company. From the commencement of your employment through December 31, 1997, the annual incentive payment shall be payable at the sole discretion of the President and/or Chief Executive Officer of the Company and the maximum achievable incentive payment shall be $10,000. Commencing January 1, 1998, you will be eligible to receive an annual incentive payment equal to one half of one percent of the net increase to revenue derived from commercial members, payable as follows: one half on a quarterly basis in arrears and the balance within sixty
(60) days of the close of the calendar year in which the incentive payment was earned.

     In order to be eligible to receive bonuses or incentive payments as set forth above, you must be employed by WellCare on the date such payments are to be made. In the event of the termination of your employment for any reason, you will not be eligible to receive a bonus or incentive payment hereunder.

     4. You will report to the President and/or Chief Executive Officer of the Company or such other person of appropriate rank and authority as WellCare may designate.

     5. In the event that you are terminated without cause (as defined in paragraph 6 below) on or before September 23, 1998 (during the first year of employment), you shall receive an amount equal to one (1) year's base salary payable in the same periodic installments as your base salary was paid during employment. In the event that you are terminated without cause after September 23, 1998, you shall receive an amount equal to six (6) months' base salary payable in the same periodic installments as your base salary was paid during employment. Any payments made to you pursuant to this paragraph are contingent upon your execution of appropriate waivers and releases required of you by WellCare at that time. If your employment is terminated, whether by the Company or by you, for reasons other than those described above in this paragraph 5, you shall have no right to receive any compensation or benefit hereunder on and after the effective date of termination other than (i) base salary earned and accrued on and after the effective date of termination; (ii) benefits, vacation, and options earned and accrued prior to the effective date of termination, subject to the terms of the plans applicable thereto.

     6. For purposes of this letter agreement, "cause" means (i) a conviction or plea of guilty or nolo contendere to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the business of the Company; (ii) violation of Company policy or procedure; (iii) in the performance of your duties hereunder or otherwise to the detriment of the company, you engage in (A) willful misconduct, (B)willful or gross neglect, (C) fraud, (D) misappropriation, (E) embezzlement and (F) theft;
(iv) you disobey the directions of your supervisor or otherwise fail to meet the reasonable performance standards required of your position as determined by the Company or its President and/or CEO; (v) you breach this Agreement in any respect; (vi) you are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, the commission of any theft, embezzlement, fraud, or other act of dishonesty involving any other person; or (vii) engage in any act that is materially damaging or detrimental to the Company business or reputation of the Company.

     7. Subject to the approval of, the Company's Compensation Committee, WellCare shall grant in your favor, Incentive Stock Options ("ISOs") to purchase 25,000 shares of the Company's stock at $6.00 per share the market price of the Common Stock on September 24, 1997, the date on which your employment commenced. The ISOs herein described shall vest and be exercisable as follows: (i) five thousand (5,000) shares upon commencement of employment; (ii) five thousand (5,000) shares on the first anniversary of the date of employment; (iii) five thousand (5,000) shares on the second anniversary of the date of employment;
(iv) five thousand (5,000) shares on the third anniversary of the date of employment; (v) five thousand (5,000) shares on the fourth anniversary of the date of employment. The term of the ISOs shall be 5 years.

     In the event of a Change in Control (as defined in a formal stock option plan) the unvested portion of the ISOs shall automatically accelerate and you shall have the right to exercise all or any portion of the same. Upon termination of your employment with WellCare, the unvested portion of the subject options shall automatically terminate and you shall have three (3) months to exercise those options which have vested. You will be required to sign WellCare's standard Option Agreement (copy attached).

     8.  You  will  be  eligible  for  a   $550-per-month   car  allowance  plus
reimbursement for expenses in connection with the use of the vehicle in accordance with WellCare policy applicable to other similarly situated employees, as may be amended from time to time at the sole discretion of WellCare.

     9. You will be eligible to participate in Company-sponsored employee benefit plans as such are available to other employees of similar rank and authority in accordance with the benefit plans rules, subject to the Company's right to amend and/or terminate such plans in its sole discretion. In addition, the Company agrees for a period of three (3) months commencing on the date of your employment (i) to pay for individual health care coverage for you and (ii) to reimburse you for COBRA payments for your family.

     10. All confidential information that you may now possess, may obtain during or after your employment with WellCare or may create during your employment with WellCare, and all other information relating to the business of WellCare or of any affiliated entity of WellCare, shall not be published by you, disclosed or made accessible by you to any other person, firm, corporation or entity or otherwise used by you either during or after your employment, except, during your employment, in the business of and for the benefit of WellCare. You shall return all tangible evidence of such confidential information, and all other information relating to the business of WellCare or of any affiliated entity of WellCare, to WellCare prior to or at the termination of employment hereunder.

     11. The Company will pay for the actual cost of moving your personal belongings, i.e., furniture, etc., from your present home in Littleton, Massachusetts to Kingston, New York. You will provide the Company with at least two bids for the actual cost of relocation and the same will be subject to approval by the Company, which will not unreasonably withhold consent. Additionally, for a period of three months from the date of your commencement of employment and subject to reasonable prior approval of WellCare, the Company shall reimburse you for the actual cost of a furnished apartment/hotel in the Kingston, New York area where you will reside pending a permanent relocation of you and your family to Kingston. In the event that you voluntarily resign within six months of your commencement of employment, you will be required to reimburse the Company for all relocation costs it has incurred.

     12. The "Restricted Period" means during the term of your employment by the Company and during the 12 months following the date upon which you shall cease to be an employee of the Company. During and after the Restricted Period, you agree to provide the

Company, upon its reasonable request for same, with assurances that you are not, directly or indirectly, disclosing or using any confidential or proprietary information of the Company, except for the sole benefit of the Company.

     You, whether as employee, partner, joint venturer, officer, director, manager, consultant, advisor, owner (direct or indirect) of more than one percent (1%) of the stock or equity interest of a corporation or other entity, shall not, during the Restricted Period engage directly or indirectly in, or permit any entity controlled by you to engage directly or indirectly in, any managed health care or health insurance business or venture (including, without limitation, a self-insured employer, insurer, employee welfare benefit plan, health service corporation or other managed care payor organization, a health maintenance organization, preferred provider organization, physician-hospital organization or provider organization or network, a third-party administrator, an independent practice association, a health care alliance, a hospital or other health care facility, or another individual or entity that, directly or indirectly, provides, finances, manages or administers health care services) in the current or "filed" service areas of WellCare of New York, Inc. or WellCare of Connecticut, Inc. without the advanced written consent of the Company.

     During the Restricted Period, you shall not, directly or indirectly, solicit or induce, or attempt to induce, any employee, supplier, vendor, customer and/or client of the Company to terminate, reduce or materially alter their relationship with, or otherwise cease negotiations and/or business activity with the Company.

     You shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company, or in any way adversely affecting or otherwise maligning the reputation of the Company.

     The restrictions contained in this paragraph 12 are necessary for the protection of the trade secrets, proprietary information and contractual relationships of the Company, all of which Employee acknowledges has been or may be disclosed to Employee while in the Company's employ, and are considered by Employee to be reasonable for such purpose. You agree that any breach of this paragraph shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, you agree that you shall forfeit your right to receive the balance of any compensation due you which is not yet earned and accrued under this offer letter (whether it be in the form of salary, benefits, expenses or vacation), and in addition to any other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     If any court determines that any covenant in this offer letter is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     13. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, written or oral, including that certain memorandum from Jerry L. Kay to you dated August 19, 1997.

     14. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to principles of conflicts of law.

     I will be grateful if you would indicate your agreement to these arrangements by signing below.

                                        Very truly yours,


                                        /s/ Joseph R. Papa
                                        -----------------------------
                                        Joseph R. Papa, President/CEO

Agreed:


/s/ Thomas Curtin
-------------------------
Thomas Curtin

Date:
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